Exhibit 10.3

CONSENT AND SECOND AMENDMENT TO

LOAN AND SECURITY AGREEMENT

This CONSENT AND SECOND AMENDMENT to Loan and Security Agreement (this “Consent”) is entered into as of October 24, 2014, by and between Silicon Valley Bank (“Bank”) and Relypsa, Inc., a Delaware corporation (“Borrower”) whose address is 700 Saginaw Drive, Redwood City, California 94063.

RECITALS

A.        Bank and Borrower have entered into that certain Loan and Security Agreement dated as of May 2, 2013, as amended by that certain First Amendment to Loan and Security Agreement by and between Bank and Borrower dated as of July 26, 2013 (as the same may from time to time be further amended, modified, supplemented or restated, the “Loan Agreement”). Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

B.        Borrower desires to form a wholly-owned Subsidiary, Relypsa UK Ltd., to be organized under the laws of the United Kingdom (such Subsidiary, “Relypsa UK”) in connection with Borrower’s establishment of business operations in Europe and regulatory processes related thereto. Borrower further desires to have the ability to make Investments in Relypsa UK in an amount not to exceed the greater of (i) Five Hundred Thousand Dollars ($500,000.00) or (ii) Three Hundred Thousand Euro (€300,000.00), per fiscal year.

C.        Borrower has requested that Bank (i) consent to the formation of Relypsa UK, and (ii) make certain amendments to the Loan Agreement as more fully set forth herein.

D.        Bank has agreed to consent to the transactions set forth above and amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.        Definitions.  Capitalized terms used but not defined in this Consent shall have the meanings given to them in the Loan Agreement.

2.        Consent.  Subject to the terms of Section 9 below, Bank hereby (a) consents to the formation of Relypsa UK, and (b) agrees that Borrower’s ownership interest in Relypsa UK shall be deemed a “Permitted Investment” for all purposes under the Loan Agreement and shall not, in and of itself, constitute an “Event of Default” under Section 7.7 of the Loan Agreement.

3.        Amendments to Loan Agreement.

3.1        Section 6.5 (Operating Accounts).  Section 6.5 is amended by deleting it in its entirety and replacing it with the following:

6.5        Operating Accounts.  Maintain its primary and its Subsidiaries’ primary operating accounts with Bank. The previous sentence shall not apply to deposit accounts maintained by Borrower’s wholly-owned Subsidiary, Relypsa UK Ltd., provided that the aggregate balance in such deposit accounts shall not exceed the greater of (i) Five Hundred Thousand Dollars ($500,000.00) or (ii) Three Hundred Thousand Euro (€300,000.00) at any time.

3.2        Section 7.8 (Transactions with Affiliates).  Clause (b) of Section 7.8 is amended in its entirety and replaced with the following:

(b)         transactions between Borrower and Relypsa UK Ltd. (i) constituting Permitted Investments or (ii) pursuant to which Relypsa UK Ltd. receives from the Borrower reasonable and customary corporate and operating services (including management, legal, administrative and accounting support and other similar services, the compensation of third parties providing such services and the payment of franchise fees or similar taxes and fees required to maintain the corporate existence of Relypsa UK Ltd.), and

3.3        Section 13.1 (Definitions).  The defined term “Permitted Indebtedness” in Section 13.1 of the Loan Agreement is amended by deleting the word “and” from the end of clause (h), replacing the period at the end of clause (i) with “; and” and adding new clause (j) as follows:

(j)         Indebtedness of Relypsa UK Ltd. owing to Borrower constituting Permitted Investments permitted under clause (i) of the definition of “Permitted Investments.”

3.4        Section 13.1 (Definitions).  Clause (i) of the defined term “Permitted Investments” in Section 13.1 of the Loan Agreement is amended in its entirety and replaced with the following:

(i)         (i) Investments consisting of Borrower’s ownership of the equity interests of Relypsa UK Ltd. and (ii) Investments in Borrower’s wholly-owned Subsidiary, Relypsa UK Ltd., in an aggregate amount not to exceed the greater of (A) Five Hundred Thousand Dollars ($500,000.00) or (B) Three Hundred Thousand Euro (€300,000.00) in any fiscal year.

4.        Limitation of Amendments.

4.1        The consent set forth in Section 2 above and the amendments set forth in Section 3 above are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

4.2        This Consent shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

5.        Representations and Warranties.  To induce Bank to enter into this Consent, Borrower hereby represents and warrants to Bank as follows:

5.1        Immediately after giving effect to this Consent, (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

5.2        Borrower has the power and authority to execute and deliver this Consent and to perform its obligations under the Loan Agreement, as amended by this Consent;

5.3        The organizational documents of Borrower most recently delivered to Bank remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

5.4        The execution and delivery by Borrower of this Consent and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Consent, have been duly authorized by all necessary action on the part of Borrower;

5.5        The execution and delivery by Borrower of this Consent and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Consent, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

5.6        The execution and delivery by Borrower of this Consent and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Consent, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made (other than any 8-K, 10-Q or similar disclosure filing which will be made pursuant to applicable securities laws); and

5.7        This Consent has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

6.        Integration.  This Consent and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Consent and the Loan Documents merge into this Consent and the Loan Documents.

7.        Prior Agreement.  Except as expressly provided for in this Consent, the Loan Documents are hereby ratified and reaffirmed and shall remain in full force and effect. This Consent is not a novation and the terms and conditions of this Consent shall be in addition to and supplemental to all terms and conditions set forth in the Loan Documents. In the event of any conflict or inconsistency between this Consent and the terms of such documents, the terms of this Consent shall be controlling, but such document shall not otherwise be affected or the rights therein impaired.

8.        Counterparts.  This Consent may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

9.        Effectiveness.  This Consent shall be deemed effective upon (a) the due execution and delivery to Bank of this Consent by each party hereto, and (b) payment of Bank’s legal fees and expenses in connection with the negotiation and preparation of this Consent.

10.        Covenant to Deliver.  Borrower agrees to deliver to Bank, in each case in form and substance satisfactory to Bank:

10.1        as soon as available (but no later than five (5) Business Days after the formation of Relypsa UK), copies of the formation documents and other Operating Documents of Relypsa UK;

10.2        as soon as available (but no later than five (5) Business Days after the formation of Relypsa UK), an updated Perfection Certificate of Borrower, including all relevant information in respect of Relypsa UK; and

10.3        promptly upon request, such agreements, instruments or documents, in form and substance satisfactory to Bank, or evidence satisfactory to Bank of the taking of any actions, as Bank may request in order to perfect or continue Bank’s Lien in the Collateral or to affect the purposes of the Loan Agreement or this Consent.

11.        Governing Law.  This Consent and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of California.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Consent to be duly executed and delivered as of the date first written above.

BANK		BORROWER
Silicon Valley Bank		Relypsa, Inc.
By:	/s/ Milo Bissin	By:	/s/ Kristine M. Ball
Name:	Milo Bissin	Name:	Kristine M. Ball
Title:	Vice President	Title:	SVP, Chief Financial Officer

[Signature Page to Consent and Second Amendment to Loan and Security Agreement]